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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  MARCH 20, 2001
                                                   ----------------

                                Open Market, Inc.
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             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

         0-28436                                         04-3214536
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   (Commission File Number)                   (IRS Employer Identification No.)


One Wayside Road, Burlington, Massachusetts                     01803
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(Address of Principal Executive Offices)                      (Zip Code)

                                 (781) 359-3000
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               Registrant's Telephone Number, Including Area Code

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5. OTHER EVENTS

     EQUITY INVESTMENT

     On March 20, 2001 (the "Closing Date"), a fund managed by The Palladin Group, L.P., Halifax Fund, L.P. ("Halifax") made an equity investment in Open Market, Inc. (the "Company") by purchasing $5.0 million of Series E 6% Cumulative Convertible Preferred Stock ("Series E Preferred Stock") and warrants to purchase Common Stock (collectively, the "Series E Preferred Stock Financing").

     The Series E Preferred Stock (i) is convertible at the option of the holder into Common Stock of the Company at an initial conversion price of $1.5262 per share, subject to certain adjustments; (ii) bears dividends at an annual rate of 6.0% of the liquidation preference payable semi-annually, through the issuance of shares of the Company's Common Stock or, at the Company's option, in cash; (iii) permits the holders after two years to require the Company to redeem the Series E Preferred Stock for cash or convert such shares into the Company's Common Stock; (iv) in the event of a "Change of Control" as defined in the Certificate of Designations establishing the terms of the Series E Preferred Stock, the holder shall convert the Series E Preferred Stock into Common Stock or require the Company to redeem the Series E Preferred Stock for cash at a price equal to 115% of the liquidation preference and (v) has certain voting rights. The initial conversion price is subject to adjustment on the six-month anniversary of the initial issuance, provided that in no event shall the adjusted conversion price be less than $0.8176. In addition, the conversion price is subject to adjustment in the event that the Company issues securities below the conversion price (subject to certain exceptions).

     In connection with the issuance of the Series E Preferred Stock, Open Market issued to Halifax warrants (the "Purchase Warrants") to purchase 917,297 shares of its Common Stock at an exercise price of $1.9078 per share, subject to certain adjustments. The warrants are exercisable for a period of five years. Open Market is also required to issue additional warrants (the "Adjustment Warrants") to purchase shares of the Company's Common Stock at the request of Halifax. These warrants would represent Halifax's rights, if any, to acquire shares of the Company's Common Stock upon conversion of the Series E Preferred Stock or exercise of the Purchase Warrants in excess of 9.9% of the Company's Common Stock.

     Immediately prior to the Series E Preferred Stock Financing, Halifax did not own any of the Company's outstanding Common Stock. After giving effect to the issuance of the Series E Preferred Stock and the exercise of the Purchase Warrants, Halifax beneficially owns 8.2% of the Company's Common Stock. In no event shall Halifax have the right to acquire upon conversion of the Series E Preferred Stock or exercise of the Purchase Warrants or the Adjustment Warrants in excess of 19.99% of the number of shares of the Company's Common Stock outstanding on the Closing Date.

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     The Company has also granted to Halifax (x) for a six-month period, a right of first refusal with respect to financings, and (y) rights to register under the Securities Act of 1933, shares of the Company's Common Stock issuable upon conversion of the Series E Preferred Stock and exercise of the Purchase Warrants and the Adjustment Warrants.

     AMENDMENT TO RIGHTS AGREEMENT

     In connection with the Series E Preferred Stock Financing, on March 13, 2001, the Board of Directors of the Company approved an amendment (the "Amendment") to the Rights Agreement, dated January 26, 1998, as amended on February 17, 1999 (the "Rights Agreement"), between the Company and Fleet National Bank (formerly known as BankBoston N.A.), as Rights Agent (the "Rights Agent"). The description and terms of the Amendment are set forth in Amendment No. 2, dated as of March 20, 2001, to the Rights Agreement between the Company and the Rights Agent, attached hereto as Exhibit 4.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c) EXHIBITS

EXHIBIT NO.  DESCRIPTION
4.1 Amendment No. 2, dated as of March 20, 2001, to the Rights Agreement, dated as of January 26, 1998, as amended on February 17, 1999, between the Company and Fleet National Bank (formerly known as BankBoston, N.A.), as Rights Agent.

99.1 Purchase Agreement, dated as of March 20, 2001, by and among the Company and the Purchasers listed therein.

99.2 Registration Rights Agreement, dated as of March 20, 2001, by and among the Company and the Purchasers listed therein.

99.3 Common Stock Purchase Warrant, dated as of March 20, 2001, issued by the Company to each of the Purchasers named therein.

99.4 Adjustment Warrant, dated as of March 20, 2001, issued by the Company to each of the Purchasers named therein.

99.5 Press Release of the Company, dated March 26, 2001.





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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2001              OPEN MARKET, INC.


                                  By: /s/ HARLAND LAVIGNE
                                     ---------------------------------
                                      Harland LaVigne
                                      Chairman, President and
                                      Chief Executive Officer



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